Corporate Governance Management Agreement

THIS CORPORATE GOVERNACE MANAGEMENT AGREEMENT ("The Agreement") is entered into this June 1, 2017 between **Alpha Investment Inc ("ALPC)** with its principal office located at 200 E Campus View Blvd, Columbus, OH 43235 and **OMEGA COMMERCIAL FINANCE CORPORATION** (**the "Majority Owner**") located at 1000 5th Street, Suite 200 Miami Beach FL 33139.

NOW THEREFORE, for valuable consideration both parties fully agree and consent to the following terms and conditions:

I. **The Purpose of Agreement:** Alpha was purchases and formed by Omega Commercial Finance Corp. Omega owns the majority shares of Alpha and in accordance to this position shall administer the appointment of the Board of Directors, offices plus the facilitation of the corporate guidance. The Majority Owner desires to facilitate the introduction of prospective clients ("the Borrower") interested in the ALPC, and to act in good faith in performing whatever duties are necessary to assist ALPC in closing the Financing and ALPC desires Majority Owner to perform such services.

II. Term of the agreement: This agreement shall remain in force until Majority Owner deems it void.

III. **Majority Owner Representations:** The Majority Owner shall will comply with all laws, both State and Federal, as may be applicable to Majority Owner, including but not limited to, the Truth-in Lending Act. Federal Regulation Z, Equal Credit Opportunity Acts, Patriots act, Real Estate Settlement Practices Act, etc. Majority Owner further warrants, represents and covenants that Majority Owner possesses all valid licenses, permits and statutory approval as may be required by Federal, State and Local Law or regulations as covered in this agreement.

IV. **ALPC Representations:** ALPC will abide to this agreement at all time in accordance with all required Sarbanes Oxley standards.

V. **Compensation to Majority Shareholder:** The compensation due to Majority Owner shall not exceed a payment from ALPC in a cash disbursement of no less than $150,000 not to exceed $300,000 based upon a perpetual 120-month period.

VI. **Relationships between the parties:** Majority Owner controls 32,500,000 shares of Alpha Investment and is a publicity traded holding company with ALPC focus is brand the lending programs and the guidelines that strictly grow the company.

VII. **Miscellaneous:** This agreement contains the entire agreement between the parties with respect to the rights granted and obligations assumed under this agreement. This agreement may not be amended or modified except in writing signed by the party against whom enforcement is sought. Captions of headings of paragraphs in this Agreement are for convenience only and shall be disregarded in construing this agreement. This Agreement may be executed in multiple

counterparts. This Agreement shall be construed and enforced under the laws of the state of California.

In witness whereof, the parties hereto have executed this Agreement in the space provided below as of the date shown above. All notices pursuant to this Agreement shall be deemed sufficient if in writing, delivered personally or sent by certified mail, return receipt, postage prepaid, as follows:

Alpha Investment Inc.

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Todd C. Buxton, CEO ; Date

Omega Commercial Finance Corp

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Jon S. Cummings IV, Chairman; Date